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                                                                   Exhibit 21.1


                         SUBSIDIARIES OF THE COMPANY



The following corporations are subsidiaries of United States Satellite Broadcasting Company, Inc.:



     USSB II, Inc., a Minnesota corporation
     Lower St. Croix Marketing Company, Inc., a Minnesota corporation